POLSKA TELEFONIA CYFROWA SP. Z O.O.

CONSOLIDATED FINANCIAL STATEMENTS
TOGETHER WITH REPORT OF
INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

              POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                               for the years ended
            December 31, 2000 , December 31, 1999, December 31, 1998
                              (in thousands of PLN)
--------------------------------------------------------------------------------
                                              Notes       Year ended           Year ended           Year ended
                                                       December, 31 2000    December 31, 1999      December 31, 1998
                                                      ------------------   ------------------      ------------

                                                                                >

Net sales                                       8           3,632,420            2,592,061              1,610,811

Cost of sales                                   9         (2,250,423)          (1,662,851)              (948,414)
                                                        -------------        -------------          -------------
Gross margin                                                1,381,997              929,210                662,397

Operating expenses                              9           (766,016)            (612,559)              (381,275)
                                                        -------------        -------------          -------------
Operating profit                                              615,981              316,651                281,122

Non-operating items
Interest and other financial income            10             227,125               58,042                 21,398
Interest and other financial expenses          11           (716,665)            (456,305)              (187,197)
                                                        -------------        -------------          -------------
Income/(loss) before taxation                                 126,441             (81,612)                115,323

Taxation charge                                12            (28,790)             (40,891)              (109,807)
                                                        -------------        -------------          -------------
Comprehensive net profit/(loss)                                97,651            (122,503)                  5,516
                                                             ========             ========               ========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

              POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  as at December 31, 2000 and December 31, 1999
                              (in thousands of PLN)
--------------------------------------------------------------------------------

                                                                 Notes               At                 At
                                                                                December 31,2000   December 31, 1999


Current assets
       Cash and cash equivalents                                  27                  29,465          1,095,509
       Short-term investments                                     13                 191,679            198,468
       Debtors and prepayments                                    14                 481,666            464,245
       Inventory                                                  15                 209,290            183,980
                                                                                ------------       ------------
                                                                                     912,100          1,942,202

Long-term assets
       Tangible fixed assets, net                                 16               3,514,091          2,573,905
       Intangible fixed assets, net                               17               2,314,171          1,050,775
       Financial assets                                           13                  96,880            301,829
       Deferred cost                                              18                  91,496             85,253
                                                                                ------------       -------------
                                                                                   6,016,638          4,011,762
                                                                                -------------      -------------
Total assets                                                                       6,928,738          5,953,964
                                                                                    ========           ========

Current liabilities                                               19               2,209,334          1,179,204

Long-term interest-bearing liabilities                            20               3,986,391          4,578,412

Deferred tax liability, net                                       12                  55,944             27,322

Provisions for liabilities and charges                            21                   1,858              1,220
                                                                                ------------       --------------
Total liabilities                                                                  6,253,527          5,786,158
                                                                                ------------       --------------
Shareholders' equity
       Share capital                                              22                 471,000            471,000
       Additional paid-in capital                                 22                 409,754                  -
       Accumulated deficit                                                         (205,543)          (303,194)
                                                                                ------------       --------------
                                                                                     675,211            167,806
                                                                                ------------       --------------
Total liabilities and Shareholders' equity                                         6,928,738          5,953,964
                                                                                    ========           ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

              POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARIES
                        Consolidated Statements of Cash
                  Flows for the years ended December 31, 2000,
                      December 31, 1999, December 31, 1998
                             (in thousands of PLN)
--------------------------------------------------------------------------------


                                                            Year ended          Year ended          Year ended
                                                           December 31,        December 31,        December 31,
                                                               2000                1999                1998
                                                               ----                ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit /(loss)  before taxation                            126,441             (81,612)             115,323

Adjustments for:
Depreciation and amortisation                                  519,705              281,697             158,291
Charge to provision and write-offs of doubtful                 146,624              143,890              90,694
debtors
Charge to provision for inventory                                7,082                4,410             (3,309)
Other provisions and special funds                                 638                (891)                 835
Foreign exchange (gains)/losses, net                          (92,207)              143,602              10,880
Loss on disposal of tangibles and intangibles                    8,664                8,146                 983
Interest expense, net                                          501,580              247,527             123,770
Other                                                                -                    -               (593)
                                                          ------------         ------------        ------------
Operating cash flows before working capital changes          1,218,527              746,769             496,874

Increase in inventory                                         (32,392)            (110,918)            (38,328)
Increase in debtors, prepayments and deferred cost           (156,830)            (266,196)           (219,943)
Increase in trade payables and accruals                         75,240              101,849              86,406
                                                          ------------         ------------        ------------
Cash from operations                                         1,104,545              471,504             325,009

Interest paid                                                (453,183)            (103,220)            (47,526)
Interest received                                               38,005                7,277               8,816
Income taxes paid                                              (4,451)             (25,549)           (113,668)
                                                          ------------         ------------        ------------
Net cash from operating activities                             684,916              350,012             172,631

CASH FLOWS USED IN INVESTING ACTIVITIES:

Purchases of intangible fixed assets                         (329,064)            (346,019)            (52,855)
Purchases of tangible fixed assets                         (1,434,875)            (985,298)           (966,649)
Proceeds from/ (purchase of) investments, net                  193,959            (511,603)               5,084
Proceeds from sale of equipment and intangibles                 14,905                7,309                 894
                                                          ------------         ------------         -----------
Net cash used in investing activities                      (1,555,075)          (1,835,611)         (1,013,526)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES:

(Repayment of)/proceeds from long-term borrowings            (248,643)              487,972             593,870
Proceeds from senior subordinated debt issuance, net                 -            1,843,822                   -
Proceeds from shareholder's loan                                     -              296,756                   -
Net change in overdraft facility                                36,342             (24,558)              24,558
Additional paid-in capital, net                                 16,827                    -                   -
                                                          ------------         ------------         -----------
Net cash (used in)/from  financing activities                (195,474)            2,603,992             618,428

Net (decrease)/increase in cash and cash equivalents       (1,065,633)            1,118,393           (222,467)

Effect of foreign exchange changes on cash and cash              (411)             (28,579)                   6
equivalents

Cash and cash equivalents at beginning of period             1,095,509                5,695             228,156
                                                          ------------         ------------        ------------
Cash and cash equivalents at end of period                      29,465            1,095,509               5,695
                                                               =======              =======             =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

              POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARIES
                       Consolidated Statements of Changes
                in Equity for the years ended December 31, 2000,
                      December 31, 1999, December 31, 1998
                             (in thousands of PLN)
--------------------------------------------------------------------------------

                                       Share Capital    Additional     Accumulated       Currency          Total
                                                         paid-in          deficit       Translation
                                                          capital                        Adjustment

Balance at January 1, 1998 (restated)     471,000               -        (186,207)               7        284,800


Change in accounting policy in 1999
with respect to implementation of               -               -            4,047               -          4,047
IAS 38,
see Note 5

Currency translation adjustment                 -               -                -             (7)            (7)

Comprehensive net profit for the
year, as originally reported                    -               -            1,469               -          1,469
                                       ----------      ----------     -------------    ------------    ------------
Balance at December 31, 1998              471,000               -        (180,691)               -        290,309
(restated)

Comprehensive net loss for the year             -               -        (122,503)               -      (122,503)
                                       ----------      ----------     -------------    ------------    ------------
Balance at December 31, 1999              471,000               -        (303,194)               -        167,806

Additional paid-in capital                                409,754                                         409,754

Comprehensive net profit for the year           -               -           97,651               -         97,651
                                       ----------      ----------     ------------      ----------     -------------

Balance at December 31, 2000              471,000         409,754        (205,543)               -        675,211
                                           ======          ======          =======          ======        =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

              POLSKA TELEFONIA CYFROWA SP. Z O.O. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             (in thousands of PLN)
--------------------------------------------------------------------------------
1.       Incorporation and Principal Activities

         Polska Telefonia Cyfrowa Sp. z o.o. (the "Company") was incorporated under Polish Law as a limited liability company based on a Notarial Act dated December 20, 1995. The Company is located in Warsaw, Al. Jerozolimskie 181 and was registered in the Regional Court in Warsaw, XVI Commercial Department on December 27, 1995.

         The principal activities of the Company are providing cellular telephone communication services in accordance with the GSM 900 and 1800 licenses (see Note 4.b.) granted by the Minister of Communications and the sale of cellular telephones and accessories compatible with its cellular services. On December 20, 1999 the Minister of Communications granted the Company a license to provide telecommunication services according to the UMTS standard. The license allows starting operations of relevant services not earlier than January 1, 2003 but not later than January 1, 2004.

         Significant issues

         During 1996 the Company signed an interim interconnect agreement with Telekomunikacja Polska S.A. ("TPSA") on a "bill and keep" basis. On May 22, 1997 the Minister of Communications issued a decision with respect to new interconnect arrangements between the Company and TPSA. The decision was binding for both parties, however, certain terms, including the effective date, were still to be agreed. The decision defined interconnect, international and leased-lines settlements with TPSA.

         In the course of 1997, TPSA filed in the Supreme Administrative Court an appeal against the above mentioned decision. In the appeal, it challenges the entitlement of the Minister to issue the above decision on the basis that the established interconnect rates are not fair. On December 9, 1998, the Company signed a framework agreement with TPSA defining the terms of mutual interconnect arrangements.

         On October 24, 2000 the Supreme Administrative Court waved the decision of the Minister of Communications issued on May 22, 1997. This opened a way to further negotiations with TPSA. The Company has already started renegotiating the interconnect, transit and international settlements terms according to instructions issued by the Minister of Communications on June 30, 2000. Additionally the Company submitted to the Telecommunication Regulatory Office the request for the administrative decision regarding this issue. The result of establishing any new terms will have no effect on historic financial results of the Company.

         On September 21, 2000 the Company submitted to the court a citation for payment by PTK Centertel Sp. z o.o. ("Centertel"), which is one of the other two Polish wireless operators, amounts resulting from the absence of a mutual interconnect agreement. The Company claims a net interconnect settlement from Centertel for the period from September 16, 1996 to the date of the citation in the amount of PLN 17,011. As of the date of this financial statement the financial effect of the above dispute is not known yet and thus was not included in these financial statements.

         Authorization of the financial statements

         These consolidated financial statements, which include the financial statements of Polska Telefonia Cyfrowa Sp. z o.o. and its wholly owned subsidiaries, PTC International Finance B.V. and PTC International Finance (Holding) B.V. were authorized for issue by Management Board of Polska Telefonia Cyfrowa Sp. z o.o. on March 15, 2001. They still need to be presented to Shareholders of the Company for their approval and their decision regarding distribution of 2000 net profit.

2.       Principles of Consolidation

         a.       Group Entities

         The consolidated financial statements include the financial statements of Polska Telefonia Cyfrowa Sp. z o.o. and its wholly owned subsidiaries, PTC International Finance B.V. and PTC International Finance (Holding) B.V. All intercompany balances and transactions are eliminated in consolidation.

         On June 17, 1997, PTC International Finance B.V. was incorporated under the laws of the Netherlands for the purpose of issuing long-term Notes ("10 3/4 Notes", see Note 20). The Company has acquired 40 fully-paid shares with a par value of 1,000 Netherlands Guilders each, issued by PTC International Finance B.V. PTC International Finance B.V. has no subsidiaries on its own.

         On November 5, 1999 PTC International Finance II S.A. was incorporated under the laws of Luxembourg and on November 16, 1999, PTC International Finance (Holding) B.V. was incorporated under the laws of the Netherlands for the purpose of issuing long-term Notes ("11 1/4 Notes", see Note 20). The Company has acquired 40 fully-paid shares with a par value of 1,000 Netherlands Guilders each, issued by PTC International Finance (Holding) B.V.

         a.       Group Entities (continued)

         Additionally, the Company has acquired 125 fully-paid shares with a par value of 1,000 Euro each issued by PTC International Finance II S.A. and contributed all of its shares except one, (owned by the Company, but held locally, due to legal requirements) to PTC International Finance (Holding) B.V. in exchange for 1 additional share of PTC International Finance (Holding) B.V. Thus, PTC International Finance II S.A. became a fully owned subsidiary of PTC International Finance (Holding) B.V. PTC International Finance II S.A. has no subsidiaries on its own.

         b.       Reporting Currency

         The Company primarily generates and expends cash through its operating activities in Polish zloty ("PLN"). Additionally, all of the receivables and the large part of its short-term liabilities are PLN denominated. Therefore, Management has designated the PLN as the reporting (functional) currency of the Company.

         The accompanying consolidated financial statements are reported in thousands of PLN.

3.       Accounting Standards

         The Company maintains its books of account in accordance with accounting principles and practices employed by enterprises in Poland as required by Polish accounting regulations. The accompanying consolidated financial statements reflect certain adjustments not reflected in the Company's statutory books to present these statements in accordance with standards issued by the International Accounting Standards Committee. These adjustments and their effect on earnings for the years ended December 31, 2000, 1999 and 1998 are shown in Note 30 to these financial statements.

         The differences between International Accounting Standards ("IAS") and generally accepted accounting principles in the United States ("U.S. GAAP") and their effect on net results for the years ended December 31, 2000, 1999 and 1998 have been presented in Note 31 to these financial statements.

         The IAS rules that were mandatory as of 31 December 2000 were applied to these financial statements.

         In December 1998, the International Accounting Standards Committee Board approved International Accounting Standard No 39 ("IAS 39"). It is effective for financial statements covering financial years beginning on or after 1 January 2001. IAS 39 establishes principles for recognizing, measuring, and disclosing information about financial assets and financial liabilities.

3.       Accounting Standards (continued)

         Under IAS 39, all financial assets and financial liabilities should be recognized on the balance sheet, including all derivatives. They should initially be measured at cost, which is the fair value of the consideration given or received to acquire the financial asset or liability (plus certain hedging gains and losses). Subsequent to initial recognition, all financial assets should be remeasured to fair value, except for the certain financial assets, which should be carried at amortized cost subject to a test for impairment. After acquisition most financial liabilities should be measured at original recorded amount less principal repayments and amortization. Only derivatives and liabilities held for trading should be remeasured to fair value.

         IAS 39 also describes hedging issues. Hedging, for accounting purposes, means designating a derivative or (in limited circumstances) a non-derivative financial instrument as an offset, in whole or in part, to the change in fair value or cash flows of a hedged item. A hedged item can be an asset, liability, firm commitment, or forecasted future transaction that is exposed to risk of change in value or changes in future cash flows. Hedge accounting recognizes the offsetting effects on net profit or loss symmetrically. Hedge accounting is permitted under IAS 39 in certain circumstances, provided that the hedging relationship is clearly defined, measurable, and actually effective.

         The Company plans to adopt IAS 39 on January 1, 2001. The Company has not yet quantified all effects of adopting IAS 39 on its financial statements. However, this standard could increase volatility in earnings and other comprehensive income or involve certain changes in the Company's business practices.

4.       Principal Accounting Policies

         a.       Tangible Fixed Assets

         Tangible fixed assets are shown at historical cost less accumulated depreciation.

         Depreciation is calculated using the straight-line method over the estimated useful life of the asset. The following depreciation rates have been applied:


                                                              Annual rate                   Estimated
                                                                 in %                 Useful Lives in years

         Leasehold improvements                                                            Lease term

         Buildings                                               2.5%                          40
         Plant and equipment                                   4.0  - 30.0%                3.3 - 25
         Motor vehicles                                       12.5  - 30.0%                3.3 -   8
         Other                                                10.0  - 20.0%                   5 - 10


         b.       Intangible fixed assets

         License

         The Company has acquired from the Polish State, represented by the Minister of Communications, a license to provide telecommunication services according to ETSI/GSM standard in the 900 MHz band, including a permit to install and utilize telecommunication equipment and network, and allocation of frequencies in the ETSI/GSM 900 MHz band ("the GSM 900 license").

         The GSM 900 license was acquired on February 23, 1996 and has been valued at the present value of the payments due to the State. The GSM 900 license is amortized over the period of its validity, i.e. 173 months from the date of the operation start-up on a straight-line basis.

         On August 11, 1999 the Minister of Communications granted the Company a license to provide telecommunication services according to ETSI/GSM standard in the 1800 MHz band, including a permit to install and utilize telecommunication equipment and network, and allocation of frequencies in the ETSI/GSM 1800 MHz band ("the GSM 1800 license"). The GSM 1800 license is valid for 15 years from the date of acquisition, though it allowed starting operations of relevant services from March 1, 2000.

         The GSM 1800 license has been valued at the present value of the payments due plus the cost of interest and foreign exchange losses capitalized during the development period. The development period terminated together with the start of operational validity of the GSM 1800 license on March 1, 2000. The GSM 1800 license will be amortized over the period of its operational validity, i.e. 14.5 years.

         On September 29, 2000 the Minister of Communications granted the Company a license to lease the telecommunication lines in the Company's network, including a permit to install and utilize telecommunication equipment and network ("the Lease Lines license"). The Lease Line license is valid for 15 years from the date when it was delivered to the Company and has been valued at the nominal value as the license fee was paid in a single installment.

         On December 20, 2000 the Minister of Communications granted the Company a license to provide telecommunication services according to the UMTS standard in the 2 GHz band, including a permit to install and utilize telecommunication equipment and network, and allocation of frequencies in the 2 GHz band ("the UMTS license"). The UMTS license is valid for 22 years from the date of acquisition, though it allows starting operations of relevant services from January 1, 2003 but not later than January 1, 2004.

         b.       Intangible fixed assets (continued)

         The UMTS license is valued at the present value of the payments due plus the cost of interest and foreign exchange losses capitalized during the development period. The development period will terminate together with the start of operational validity of the UMTS license. The UMTS license will be amortized over the period of its operational validity, i.e. 20 years.

         The above-described GSM 900 license, the GSM 1800 license, the UMTS license and the Lease Lines license are not transferable assets.

         Other intangible fixed assets

         Other intangible assets are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful life of the asset. The following amortization rates have been applied:

                                                                Annual rate
                                                                in %

         Computer software                                    10.0  - 50.0%
         Trademarks                                               6.7%


         c.       Debtors

         Amounts due from debtors are shown net of provisions for doubtful accounts. The provisions are based on specific amounts due where realization is unlikely and on a general basis, calculated using historic collection experience.

         d.       Inventories

         Inventories are stated at the lower of cost and market value. Cost is determined principally under the average method. Provisions are set for obsolete, slow moving and damaged inventory and are deducted from the related inventory balances.

         e.       Special funds

         Special funds consist primarily of the social fund. The social fund is an employer's obligation based on a government mandated calculation based on number of employees and the monthly minimum wage in Poland. The amounts calculated under this formula must be used for the benefits of the employees.

         f.       Advertising expense

         The Company charges the cost of advertising to expense as incurred.

         g. Vacation pay

         Vacation pay is accrued when earned by employees.

         h. Taxation

         The income tax charge is based on profit for the period and takes into account deferred taxation. Deferred taxation is calculated using the liability method. Under the liability method the expected tax effects of temporary differences are determined using enacted tax rates and reported either as liabilities for taxes payable or assets representing the amounts of income taxes recoverable in future periods in respect of deductible temporary differences and the carry forward of unused losses. Temporary differences are the differences between the carrying amount of an asset or a liability in the balance sheet and its taxable base.

         Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

         i.       Net sales

         Net sales consist of the value of sales (excluding value added tax) of goods and services in the normal course of business but exclude extraordinary disposals of inventory and other assets. Revenue is recognized when services are provided or goods are shipped out. Sales allowances are accounted in the same period when the related portion of revenue is recognized.

         j. Transactions in foreign currencies

         Transactions denominated in foreign currencies are recorded in the local currency (the Polish zloty) at actual exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are reported at the rates of exchange prevailing at the end of the period. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is recorded in the statement of operations as a foreign exchange gain or loss and included in non-operating items in the statement of operations, unless capitalized as discussed in point (b) above (license) and (l) below (borrowing costs).

         k.       Use of estimates

         Preparation of financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         l.       Capitalization of borrowing costs

         Borrowing costs (including interest, foreign exchange gains and losses and the discount relating to the present value of license payments) that are attributable to the acquisition, construction or production of qualifying assets are capitalized as a part of the cost of those assets. The borrowing costs capitalized are only those incurred during the period of construction or production of qualifying assets.

         m.       Derivative financial instruments

         The Company enters into derivative financial instruments such as forward foreign exchange contracts to hedge its exposure against foreign currency fluctuations on liabilities denominated in foreign currencies. The Company does not apply hedge accounting in the financial statements. Forward contracts in the financial statements are treated as derivative financial instruments held for trading purposes and gains or losses resulting from fair value or realization of these transactions are included in the consolidated statements of operations as foreign exchange gains or losses.

         The foreign exchange forward contracts are valued in the balance sheet at their fair value and presented in other current assets or liabilities. The fair value is calculated by valuing the forward contracts with quoted market forward rates prevailing at the end of the period and comparing that with the original amount calculated by using the contractual forward rates prevailing at the beginning of the contract.

5.       Changes in Accounting Policies

         In the fourth quarter of 1999, the Company has adopted IAS 38 "Intangible Assets" in accounting for its intangible assets. The resulting change in accounting policy regarding development and start-up costs was applied retrospectively. The resulting adjustment to the opening balance of accumulated deficit as at January 1, 1999 resulted in an increase by PLN 6,530. Additionally, the net loss reported for the year ended December 31, 1999 was decreased by PLN 2,367.

6.       Financing

         As of December 31, 2000 the Company had net current liabilities of PLN 1,297 million and capital commitments of PLN 2,458 million (see Note
         25). In order to cover these obligations and provide financing for further operations, the Company has refinanced its Loan facility with new facilities discussed below.

         On February 19, 2001 the Company signed a loan facility agreements with a consortium of banks organized by Deutsche Bank AG London, Deutsche Bank Polska S.A., Dresdner Bank Luxembourg S.A. and the European Bank of Reconstruction and Development (the "Refinancing Loan") to support the growth of its GSM business and development of UMTS services. The
         Refinancing Loan will be utilized, among others, to refinance the existing Loan facility (see Note 20). The main terms of the agreement are as follows:

         Facility limit                     equivalent of EUR 650 million
         Interests                          LIBOR, EURIBOR, WIBOR
                                            plus margin of 0.90% p.a.
                                            stepping down to 0.60 % p.a.
         Commitment fee                     50% of the margin (as above)
         Collateral                         pledge of the Company's assets and
                                            rights similar to pledge with Loan
                                            facility, except for future real
                                            estates, the escrow fund for Notes,
                                            leased assets
          Repayment date                    reduction in facility limit starting
                                            from September 30, 2004 to
                                            February 20, 2006

         Further, the Company may issue additional high yield bonds supplemented with a subordinated bridge financing as it may be necessary.

7.       Financial risk management

         The progressively evolving financial markets together with a rapidly changing business environment create a challenging environment for treasury function of the Company. The general goal of the treasury function is to obtain cost efficient funding of the Company and to identify, measure and, if necessary, to hedge financial risk.

         The hedging policy approved by the Supervisory Board provides principles for overall financial risk management in the Company. This policy sets a framework within which hedging activity should operate. However, it also allows some discretion in the precise hedging strategy to be adopted, to allow the treasury function to react to market conditions. According to the hedging policy, treasury function prepares each year a hedging strategy regarding transaction risk, which is later submitted to the Management Board and Operating Shareholders (Elektrim Telekomunikacja Sp. z o.o., DeTeMobil Deutsche Telekom MobilNet GmbH, MediaOne International B.V.).

         The ultimate responsibility for agreeing the details of the annual hedging strategy rests with the Management Board and the Operating Shareholders based on the recommendations of the Risk Management Committee consisting of the CFO, the Treasurer, the Controller and the Tax Manager. The responsibility for the execution of foreign exchange and interest rate hedge transactions, within the agreed strategy and in conformity with the hedging policy rests with the treasury function of the Company. On the other hand, the Management Board and the Operating Shareholders must approve all actions taken to hedge translation risk.

           a.      Foreign exchange risk

         The main liabilities of the Company are denominated in foreign currencies (EUR and USD). The financial risk management is aimed both at minimizing the volatility of cash flows, in PLN terms, arising from fluctuations in the exchange rate of the PLN against other currencies and at minimizing the adverse effect of movements in exchange rates on the earnings and value of the company in PLN terms.

         The foreign exchange rate exposure might be of two kinds - transaction exposure and translation exposure.

         The foreign exchange transaction exposures occur when the Company has cash inflows or outflows in currencies other than PLN. Treasury manages the transaction exposure based on forecasts of cash flows denominated in foreign currencies. These forecasts distinguish between forecasts of cash flows where there is significant certainty as to both the amount and timing of the cash flow ("Committed Exposures") and those where there is some uncertainty about the amount and/or timing of the cash flow ("Uncommitted Exposures").

         a.        Foreign exchange risk (continued)

         Hedge activities are undertaken on the basis of a rolling 12 month forecast provided by treasury function and business units of the Company. The Company normally seeks to cover Committed Exposures in the range of such figures to be agreed by the Management Board and the Operating Shareholders on at least an annual basis, providing hedging can be obtained.

         The foreign exchange translation exposures occur when profit and loss or balance sheet items are denominated in foreign currencies. The movement of the PLN against these currencies between reporting dates will result in a movement in the PLN value of these items. As indicated above, the Management Board and the Operating Shareholders must approve any action taken to hedge translation exposure.

         The Company does not speculate in foreign currency. Speculation is defined as taking any action to increase an exposure beyond that which exists due to an underlying commercial activity, in the expectation of making a foreign currency gain.

         Foreign exchange risk management transactions of the Company may be undertaken using the following instruments:

         - Forward and NDF transactions,
         - Currency swaps,
         - Cross-currency interest rate swaps,
         - FX options.

         b.        Interest rate risk

         The Company is exposed to interest rate risk related to short-term and long-term loans and, to the smaller extent, to interest on short-term investments. Interest rate risk exposure arises from external financing denominated both in domestic and foreign currency. The Company's interest bearing liabilities are based on fixed and floating interest rates.

         Debt liabilities  based on fixed interest rate are as follows (see Note
         20):

         - the 10 3/4Notes with the face value of USD 253,203,000
         - the 11 1/4Notes with the face value of USD 150,000,000
         - the 11 1/4Notes with the face value of EUR 300,000,000

         b.        Interest rate risk (continued)

         Debt liabilities based on floating interest rate consist of 1997 Citibank Syndicated Loan Facility for the total bank commitments of DEM 621,600,000 after first scheduled debt reduction in December 2000 (see
         Note 20). The Loan Facility is available under two tranches: foreign exchange tranche amounting to DEM 388,500,000 and domestic tranche of DEM 233,100,000 available in PLN. The Company may utilize those two tranches by individual drawdowns for maturities of one, three, six or twelve months. The interest rate related to each drawdown is determined at the drawdown date and fixed for the maturity of the respective drawdown.

         The interest rate exposure consists of a risk of increasing short term interest rates which would result in higher financing costs as well as a risk of decrease of short term interest rates which may result in decrease of return on short-term investments. In general, the impact of interest rate fluctuations on its financing costs is much more important for the Company than the impact on its investment income.

         The Company's interest rate exposure is managed by:

         - managing the maturity periods of investments and borrowings,
         - varying the proportions of debt which bears interest on a fixed and a floating basis,
         - varying the period of time for which the interest rate is fixed in respect to the Loan Facility.

         In addition to the interest rate management tools described above, the Company may, in line with its hedging policy and upon consent of its Operating Shareholders, enter into the following interest rate hedging transactions:

         - forward rate agreements (FRAs),
         - interest rate swaps,
         - interest rate options (caps, floors, collars).

         c. Credit risk

         Commercial credit risk

         The Company operates in one industry segment, providing cellular telephone communication services. Substantially all of the Company's trade debtors are Polish businesses and individuals. Further, the Company has established a network of dealers within Poland to distribute its products. The dealers share many economic characteristics thus receivables from each of these dealers present similar risk to the Company.

         c.       Credit risk (continued)

         Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and generally, no collateral is required. The Company maintains provisions for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. No single customer accounts for 10% or more of revenues, except for transactions with TPSA.

         The balance of receivables as at December 31, 2000, representing the total net commercial credit risk exposure at this date, is presented in
         Note 14.

         Financial credit risk

         There is a risk that the counterparties may be unable to meet their obligations related to financial instruments. This credit risk is monitored and measured by the treasury function in the Company. In order to minimize the risk the Company limits its counterparties to a sufficient number of major banks and financial institutions.

         The direct credit risk represents the risk of loss resulting from counterparty default in relation to on-balance sheet products. The held to maturity and market investments are subject to high quality credit criteria. The investments are also closely monitored by the treasury function in the Company. The treasury function does not expect that the Company would be exposed to credit risk from its counterparties due to their high credit ratings.

         The balance of financial assets and short-term investments as at December 31, 2000, representing the total financial credit exposure, is presented in Note 13.

8.       Net sales

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,     December 31,
                                                        2000             1999              1998
                                                        -----            -----             ----

         Service revenues and fees                    3,462,960        2,369,444            1,445,340
         Sales of telephones and accessories
                                                        169,460          222,617              165,471
                                                    -----------     -------------       -------------
                                                      3,632,420        2,592,061            1,610,811
                                                        =======          =======             ========

         The Company operates in one segment (providing cellular telecommunication services and the ancillary sale of cellular telephones and accessories) and in one market (the Republic of Poland).

9.       Costs and expenses

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999             1998
                                                        -----            -----            ----
         Cost of sales:
              Cost of services sold                   1,386,274          939,037              613,898
              Cost of sales of telephones and
              accessories                               864,149          723,814              334,516
                                                   ------------      -----------         ------------
                                                      2,250,423        1,662,851              948,414

         Operating expenses:
              Selling and distribution costs            576,318          454,807              277,123
              Administration and other operating
              cost                                      189,698          157,752              104,152
                                                    -----------     ------------         ------------
                                                        766,016          612,559              381,275
                                                    -----------     ------------         ------------
                                                      3,016,439        2,275,410            1,329,689
                                                        =======          =======              =======

9.       Costs and expenses (continued)
         ------------------------------

         The following costs and expenses were included in cost of sales:

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    ------           ------            -----
         Merchandise sold                               857,068          719,404              334,516
         Depreciation and amortization                  476,011          257,071              141,078
         Other external services                        247,450          169,463              127,091
         Interconnect                                   193,843          131,558               77,490
         Leased lines                                   152,931           98,714               92,869
         Roaming                                        113,302           78,861               44,137
         Commissions                                    110,082          151,578               89,710
         Wages and salaries                              51,778           27,489               13,314
         Materials and energy                            19,497           11,168               10,911
         Social security and other benefits              19,313            9,228               11,194
         Taxes and other charges                          2,884            5,152                2,493
         Charge to inventory provision                    7,081            4,410              (3,309)
         Other, net                                       (817)          (1,245)                6,920
                                                   ------------     ------------         ------------
                                                      2,250,423        1,662,851              948,414
                                                        =======          =======              =======

         The  following   costs  and  expenses  were  included  in  selling  and
         distribution costs:

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    ------           ------            -----

         Advertising costs                              197,740          159,623               98,223
         Bad debt and write-offs                        146,624          143,890               90,694
         Wages and salaries                             101,384           70,386               25,851
         External services                               61,384           33,773               27,271
         Social security and other benefits              25,659           18,487               18,554
         Depreciation and amortization                   22,491            9,563                6,005
         Materials and energy                            13,133            8,918                4,542
         Taxes and  other charges                         6,247            6,816                3,628
         Other, net                                       1,656            3,351                2,355
                                                    -----------      -----------          -----------
                                                        576,318          454,807              277,123
                                                        =======          =======              =======



9.       Costs and expenses (continued)

         The following costs and expenses were included in administration costs:

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    -----            ------            -----

         External services                               80,076           77,623               52,703
         Wages and salaries                              54,697           41,968               20,496
         Depreciation and amortization                   21,203           15,063               11,208
         Social security and other benefits              15,669           10,068               11,928
         Taxes and other charges                          8,411              708                5,158
         Materials and energy                             6,038            6,240                6,259
         Other, net                                       3,604            6,082              (3,600)
                                                     ----------     ------------          -----------
                                                        189,698          157,752              104,152
                                                         ======          =======              =======

10.      Interest and other financial income

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    ------           ------            -----
         Foreign exchange gains                         185,195              45,414            12,816
         Interest income                                 41,930              12,628             8,582
                                                     ----------          ----------         ---------
                                                        227,125              58,042            21,398
                                                         ======               =====             =====

11.      Interest and other financial expenses

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    ------           ------            -----
         Interest expense                               543,510          260,155              132,353
         Foreign exchange losses                        173,155          196,150               54,844
                                                     ----------       ----------          -----------
                                                        716,665          456,305              187,197
                                                         ======           ======               ======


12.      Taxation

                                                     Year ended       Year ended        Year ended
                                                    December 31,     December 31,      December 31,
                                                        2000             1999              1998
                                                    ------           ------            -----

         Polish current tax benefit/(charge)                802         (10,555)             (76,223)
         Polish deferred tax charge                    (28,622)         (30,088)             (33,197)
         Foreign current tax charge                       (970)            (248)                (387)
                                                   ------------      -----------          -----------
         Tax charge                                    (28,790)         (40,891)            (109,807)
                                                        =======          =======              =======

         Tax loss carry forwards available as of December 31, 2000 amounted to PLN 68,031. The loss can be offset against taxable income if any, during the next five fiscal years after December 31, 2000.

         According to the Polish tax regulations, the tax rate in effect in 2000, 1999 and 1998 were 30%, 34% and 36%, respectively. The tax rates set for years 2001, 2002, 2003 and 2004 and thereafter are 28%, 28%, 24% and 22%, respectively.


12.      Taxation (continued)

         The numerical reconciliation between tax charge and the product of accounting profit or loss multiplied by the applicable statutory tax rates is as follows:

                                                   Year ended        Year ended       Year ended
                                                  December 31,      December 31,     December 31,
                                                      2000              1999             1998
                                                  ------            ------           -----
            Profit / (loss) before taxation           126,441             (81,612)          115,323

            Tax rate                                      30%                  34%              36%

                                                 ------------      ------------     ------------
           Tax benefit / (charge) using statutory
           rate                                      (37,932)               27,748         (41,517)

                                                     (19,256)              (5,643)          (5,478)
           Permanent differences

           Change in temporary differences              (712)             (62,053)         (44,461)
           for which realization is not
           probable and temporary differences
           written-off

                                                       4,685                  559              (59)
           Effect of different tax rates
                 and rules in foreign entities

           Change in tax rates                         23,017               14,364          (2,890)


           Tax loss carry forward for which                 -             (12,049)                -
           realization is not probable

           Refiling of previous years' tax                802             (10,555)                -
           return

           Adjustments to deferred taxes                  606                6,738         (15,402)

                                                 ------------         ------------     ------------

                                                      (28,790)             (40,891)        (109,807)
            Tax charge
                                                      =======              =======          =======

12.      Taxation (continued)

                                                                    At December 31,           At December 31,
                                                                          2000                      1999
                                                                          ----                      ----

         Deferred tax assets in Poland:
              Bad debt provision                                           84,365                    71,807
              Accrued expenses                                             19,294                     9,457
              Accrued interest                                             19,132                    26,029
              Tax loss carry forward                                       17,688                         -
              Unrealized foreign exchange loss, net                        17,318                    37,623
              Inventory provision                                           4,276                     2,293
              Accrued advertising                                           3,812                     1,638
              Development costs                                               656                     1,719
              Book versus tax basis of fixed assets                             -                    21,631
                                                                    -------------             -------------
                                                                          166,541                   172,197

         Temporary differences for which realization is not
         probable ("valuation allowance")                                (87,967)                  (97,037)
                                                                     ------------              ------------
                                                                           78,574                    75,160

         Deferred tax liabilities in Poland:
              Book versus tax basis of GSM licenses                     (127,418)                 (102,482)
              Book versus tax basis of fixed assets                       (7,100)                         -
                                                                     ------------              ------------
         Net deferred tax liability                                      (55,944)                  (27,322)
                                                                          =======                   =======

         The amount of valuation allowance consists primarily of the unrealized foreign exchange losses on long-term Notes and the bad debt provision for which tax deductibility is yet uncertain.

13.      Short-term investments

                                                                    At December 31,       At December 31,
                                                                         2000                  1999
                                                                         ----                  ----

         Short-term investments                                          191,679              198,468

         Short-term investments at December 31, 2000 consisted of the current portion of US Treasury Bills and German Treasury Bills (the "Bills"). These Bills are part of an escrow fund established to secure payment of interest during the first two and a half years on the 11 1/4 Notes issued by PTC International Finance II S.A. in 1999. The long-term portion (PLN 96,880 as of December 31, 2000 and PLN 301,829 as of December 31, 1999) of the escrow fund is presented in the balance sheet under financial assets caption. The Bills are recorded at cost plus accrued interest which approximates their market value (their fair values as of December 31, 2000 amounted to PLN 191 million and PLN 97 million for short-term and long-term portion, respectively).

14.      Debtors and prepayments

                                                                     At December 31,          At December 31,
                                                                          2000                    1999
                                                                          ----                    ----

         Trade debtors and accrued income                                 626,054                 505,043
         Other debtors                                                     26,188                  43,145
         Prepaid expenses                                                  17,660                  27,862
         Corporate Income Tax and other taxes
            recoverable from State Treasury                                32,390                  54,835
         Accounts receivable from shareholders                              1,195                     194
                                                                     ------------            ------------
                                                                          703,487                 631,079
         Provision for doubtful debtors                                 (221,821)               (166,834)
                                                                     ------------            ------------
                                                                          481,666                 464,245
                                                                          =======                 =======

15.      Inventory

                                                                       At December 31,        At December 31,
                                                                           2000                     1999
                                                                           ----                     ----

         Telephones                                                         154,015               135,362
         Accessories and other                                               70,547                56,808
                                                                        -----------           -----------
                                                                            224,562               192,170
         Inventory provision                                               (15,272)               (8,190)
                                                                        -----------           -----------
                                                                            209,290               183,980
                                                                            =======               =======


16.      Tangible fixed assets, net

                                                                      At December 31,        At December 31,
                                                                           2000                    1999
                                                                           ----                    ----

         Land and buildings                                                   191,372               195,771
         Plant and equipment                                                2,688,668             1,954,057
         Motor vehicles                                                        12,456                12,061
         Other fixed assets                                                   420,473               208,389
         Construction in progress                                             201,122               203,627
                                                                       --------------        --------------
                                                                            3,514,091             2,573,905
                                                                            =========              ========

         For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains/losses incurred and directly attributable to the acquisition and construction of the qualifying assets. The financing costs are capitalized only during the period of construction of the qualifying assets. During the year ended December 31, 2000 the Company capitalized PLN 3,412 of foreign exchange losses and PLN 3,111 of interest expense. For the year ended December 31, 1999, PLN 10,043 of foreign exchange losses and no interest expense was capitalized and for the year ended December 31, 1998, PLN 22,765 of foreign exchange losses and PLN 4,074 of interest expense was capitalized.


16.      Tangible fixed assets, net (continued)

         The movement in each year was as follows:

                            Land      Plant and        Motor     Other fixed  Construction       Total
                            and        equipment     vehicles       assets     in progress
                            Buildings

Cost
At January 1, 1998                77       231,643        10,901       17,324       528,660       788,605
Additions                     80,691        11,377         4,453        2,847       914,276     1,013,644
Transfers                          -       709,360             -       31,469     (740,369)           460
Disposals                          -         (385)         (439)      (3,110)             -       (3,934)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 1998          80,768       951,995        14,915       48,530       702,567     1,798,775
                            --------   -----------   ----------- ------------ -------------   ------------
Depreciation
At January 1, 1998                 -        19,622         3,013        5,185             -        27,820
Charge                           814        87,741         3,819        9,456             -       101,830
Disposals                          -          (97)         (171)      (1,789)             -       (2,057)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 1998             814       107,266         6,661       12,852             -       127,593
                            --------   -----------   ----------- ------------ -------------   ------------
Net book value at             79,954       844,729         8,254       35,678       702,567     1,671,182
December 31, 1998            =======       =======       =======      =======       =======       =======
Cost
At January  1, 1999           80,768       951,995        14,915       48,530       702,567     1,798,775
Additions                    119,169             -             -        4,164     1,023,527     1,146,860
Transfers                          -     1,287,060         9,317      182,419   (1,503,373)      (24,577)
Disposals                          -       (1,273)         (794)      (2,923)      (19,094)      (24,084)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 1999         199,937     2,237,782        23,438      232,190       203,627     2,896,974
                            --------   -----------   ----------- ------------ -------------   ------------
Depreciation
At January 1, 1999               814       107,266         6,661       12,852             -       127,593
Charge                         3,352       189,142         5,158       13,678             -       211,330
Transfers                          -      (12,190)             -            4             -      (12,186)
Disposals                          -         (493)         (442)      (2,733)             -       (3,668)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 1999           4,166       283,725        11,377       23,801             -       323,069
                            --------   -----------  ------------ ------------ -------------   ------------
Net book value at            195,771     1,954,057        12,061      208,389       203,627     2,573,905
December 31, 1999            =======       =======       =======      =======      ========     =========

Cost
At January  1, 2000          199,937     2,237,782        23,438      232,190       203,627     2,896,974
Additions                        125         7,670             -        2,564     1,323,533     1,333,892
Transfers                          -     1,060,431         6,140      237,067   (1,303,638)             -
Disposals                          -      (12,186)         (851)      (3,020)      (22,400)      (38,457)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 2000         200,062     3,293,697        28,727      468,801       201,122     4,192,409
                            --------   -----------   ----------- ------------ -------------   ------------
Depreciation
At January 1, 2000             4,166       283,725        11,377       23,801             -       323,069
Charge                         4,524       331,671         5,559       26,903             -       368,657
Disposals                          -      (10,367)         (665)      (2,376)             -      (13,408)
                            --------   -----------   ----------- ------------ -------------   ------------
At December 31, 2000           8,690       605,029        16,271       48,328             -       678,318
                            --------   -----------  ------------ ------------ -------------   ------------
Net book value at
December 31, 2000            191,372     2,688,668        12,456      420,473       201,122     3,514,091
                             =======       =======       =======      =======      ========      ========


16.      Tangible fixed assets, net (continued)

         Tangible fixed assets held under capital leases (included in the previous schedule):

                         At December 31, At December 31,
                                         2000                                        1999
                                         ----                                        ----

                             Land         Buildings   Other           Land          Buildings     Other

Cost                              6,293      193,177         990           6,293       193,177           990
Accumulated                           -
depreciation                                 (8,691)       (140)               -       (4,166)          (41)
                             ----------   ----------  ----------      ----------    ----------    ----------
Net                               6,293      184,486         850           6,293       189,011           949
                                 ======       ======      ======          ======        ======        ======


17.      Intangible fixed assets, net

                                                                At December 31, 2000       At December 31,
                                                                                                1999

       GSM and UMTS licenses                                            2,166,875                 953,226
       Computer software                                                  147,150                  97,388
       Trademark                                                              146                     161
                                                                  ---------------         ---------------
                                                                        2,314,171               1,050,775
                                                                        =========               =========

         During the year ended December 31, 2000 the Company capitalized PLN 764 of foreign exchange losses and PLN 7,255 of interest expense on intangible assets. For the year ended December 31, 1999 the Company capitalized PLN 3,416 of foreign exchange losses and PLN 15,569 of interest expense on intangible fixed assets. No financial expenses were capitalized on intangible assets during the year ended December 31, 1998.

         The Company has no intangible assets generated internally.


17.    Intangible fixed assets, net (continued)

       The movement in each year was as follows:

                                  GSM &UMTS        Computer          Trade
                                  Licenses         software          mark             Total

         Cost
         At January 1, 1998             700,564           20,631              206            721,401
         Additions                            -           26,534                -             26,534
         Transfers                            -            (474)                -              (474)
                                  -------------     ------------     ------------     ----------------
         At December 31, 1998           700,564           46,691              206            747,461
                                  -------------     ------------     ------------     ----------------
         Amortization
         At January 1, 1998              58,710            2,881               19             61,610
         Charge                          48,788            7,660               13             56,461
         Transfers                            -             (14)                -               (14)
                                  -------------     ------------     ------------     ----------------
         At December 31, 1998           107,498           10,527               32            118,057
                                  -------------     ------------     ------------     ----------------
         Net book value at
         December 31, 1998              593,066           36,164              174            629,404
                                        =======          =======          =======          =========
         Cost
         At January 1, 1999             700,564           46,691              206            747,461
         Additions                      408,905           82,833                -            491,738
                                  -------------     ------------     ------------       ------------
         At December 31, 1999         1,109,469          129,524              206          1,239,199
                                  -------------     ------------     ------------       ------------
         Amortization
         At January 1, 1999             107,498           10,527               32            118,057
         Charge                          48,745           21,609               13             70,367
                                  -------------     ------------     ------------      -------------
         At December 31, 1999           156,243           32,136               45            188,424
                                  -------------     ------------     ------------      -------------
         Net book value at
         December 31, 1999              953,226           97,388              161          1,050,775
                                      =========         ========         ========           ========
         Cost
         At January 1, 2000           1,109,469          129,524              206          1,239,199
         Additions                    1,286,030          129,922                -          1,415,952
         Disposals                                       (6,149)                             (6,149)
                                  -------------     ------------     ------------       ------------
         At December 31, 2000         2,395,499          253,297              206          2,649,002
                                  -------------     ------------     ------------       ------------
         Amortization
         At January 1, 2000             156,243           32,136               45            188,424
         Charge                          72,381           78,652               15            151,048
         Disposals                                       (4,641)                             (4,641)
                                  -------------     ------------     ------------      -------------
         At December 31, 2000           228,624          106,147               60            334,831
                                  -------------     ------------     ------------      -------------
         Net book value at
         December 31, 2000            2,166,875          147,150              146          2,314,171
                                      =========         ========         ========           ========

18.      Deferred costs

                                                                    At December 31,          At December 31,
                                                                          2000                    1999
                                                                          ----                    ----

         Notes issuance cost                                                67,522                   69,897
         Lease indexing                                                     12,638                    2,863
         Loan facility issuance cost                                        11,336                   12,493
                                                                        ----------               ----------
                                                                            91,496                   85,253
                                                                            ======                   ======

         As explained in Note 20, the Company obtained long-term financing by issuing 10 3/4 Notes, in July 1997, and 11 1/4 Notes in November, 1999 and through the Loan facility, signed in December 1997. These debt issuance costs have been deferred and are amortized over the period of financing (10 years for 10 3/4 Notes and 11 1/4 Notes, 8 years for Loan facility). Due to the fact that the Company refinanced the Loan facility arranged in 1997 by the new Refinancing Loan (see Note 6), all deferred costs related to the Loan facility were written off at the moment of repayment.

         Lease indexing represents the cost of the indexation (revaluation) of the finance lease payable (see Note 25) that is deferred over the period of lease agreement.


19.      Current liabilities

                                                                    At December 31,          At December 31,
                                                                          2000                    1999
                                                                          ----                    ----


         GSM and UMTS licenses liabilities                               1,184,488                  206,666
         (see Note 20)
         Construction payables                                             354,727                  455,557
         Accruals                                                          158,964                  154,605
         Trade creditors                                                   165,508                  247,956
         Deferred income                                                   100,209                   48,998
         Short-term portion of Loan facility (see Note20)                   85,851                        -
         Forward contracts (see Note 24)                                    45,873                        -
         Amounts due to State Treasury                                      44,732                   27,790
         Overdraft facilities                                               36,342                        -
         Finance lease payable (see Note 25)                                28,845                   28,080
         Payroll                                                             2,047                    3,351
         Accounts payable to shareholders                                    1,748                    6,201
                                                                    --------------           --------------
                                                                         2,209,334                1,179,204
                                                                          ========                 ========

         In May 1998, the Company entered into a short-term renewable overdraft agreement with Bank Rozwoju Eksportu S.A. The terms provided for maximum borrowings of PLN 30,000 and interest based on 1 month WIBOR plus 0.5% p.a. (19.54% as of December 31, 2000). PLN 25,950 of
         borrowings were outstanding as of December 31, 2000 and there was no borrowings as of December 31, 1999.

         In June 2000, the Company entered into a short-term renewable overdraft agreement with Citibank (Poland) S.A. The terms provided for maximum borrowings of DEM 10,000 thousands and interest based on TOMNEXT WIBOR plus 0.5% p.a. counted for each interest period separately (19.46% as of December 31, 2000). PLN 10,392 (5,273 thousands DEM) of borrowings were outstanding as of December 31, 2000.

20.      Long-term interest-bearing liabilities

                                                                   At December 31,           At December 31,
                                                                          2000                    1999
                                                                          ----                    ----

         Long-term Notes                                                 2,651,052                 2,654,021
         Loan facility                                                     751,980                 1,076,566
         GSM and UMTS licenses liability                                   389,998                   332,491
         Finance leases payable (see Note 25)                              193,361                   190,259
         Shareholders loan                                                       -                   325,075
                                                                   ---------------           ---------------
                                                                         3,986,391                 4,578,412
                                                                         =========                 =========

         On July 1, 1997, PTC International Finance B.V., a wholly owned subsidiary of the Company, issued 10 3/4 Senior Subordinated Guaranteed Discount Notes ("10 3/4 Notes"). The 10 3/4 Notes are unsecured, subordinated obligations of PTC International Finance B.V. and are limited to an aggregate principal amount at maturity of approximately USD 253 million (PLN 1,048 million as of December 31, 2000). The 10 3/4 Notes were issued at a discount to their principal amount at maturity to generate gross proceeds of approximately USD 150 million (PLN 493 million at historical exchange rate). The 10 3/4 Notes will mature on July 1, 2007. Cash interest does not accrue on the 10 3/4 Notes prior to July 1, 2002. The obligations of PTC International Finance B.V. under the 10 3/4 Notes are fully and unconditionally guaranteed by the Company on a senior subordinated and unsecured basis pursuant to the Company's guarantee. The net proceeds from the 10 3/4 Notes are loaned to the Company.

         The 10 3/4 Notes are redeemable at the option of the holders or issuer at the following redemption conditions:

         Issuer Option (CALL)               Redemption, American Type

         Period 1                           1 July 2002 - 1 July 2007
         Redemption Amount                  In whole or in part
         Plus                               Accrued and unpaid interest to the
                                            date of redemption

         Period 2                           1 July 1997 - 1 July 2000
         Redemption                         Amount  Any  amount up to 35% of the
                                            outstanding  principal amount,  from
                                            the net  proceeds of the issuance of
                                            ordinary  shares of the Company in a
                                            public offering
         Plus                               Accrued and unpaid interest to the
                                            date of redemption

         Option of holders (PUT)            Right to require the issuer to
                                            purchase the holder's Notes

         Condition                          Occurrence of a change of control
         Purchase Amount                    All or any part
         Plus                               Accrued and unpaid interest to the
                                            purchase date

         Change of control events
         Rating Decline                     At least two Notches below or
                                            withdrawing and,
         50% Voting Power                   If any person or group  becomes
                                            the  beneficial  owner of 50% or
                                            more of the total voting power
                                            except for Permitted Holders
                                            (basically existing shareholders or
                                            large and reliable telecommunication
                                            company)
         Consolidation                      Sale of substantially all the assets
                                            of the Company

         The 10 3/4 Notes are measured in the balance sheet at an amortized cost. They are traded publicly in the United States and their market value as of December 31, 2000 was 66 % of the nominal value (USD 167 million or PLN 692 million) whilst the carrying amount was PLN 897 million.

         On November 23, 1999, PTC International Finance II S.A., a wholly owned subsidiary of PTC International Finance (Holding) B.V. that is wholly owned by the Company, issued 11 1/4 Senior Subordinated Guaranteed Discount Notes ("11 1/4 Notes"). The 11 1/4 Notes are unsecured, subordinated obligations of PTC International Finance II S.A. and are limited to an aggregate principal amount at maturity of Euro 300 million and USD 150 million (PLN 1,778 million as of December 31, 2000). The 11 1/4 Notes were issued at a discount to their principal amount at maturity to generate gross proceeds of approximately Euro 296 million and USD 148 million (PLN 1,897 million at historical exchange rate). The 11 1/4 Notes will mature on December 1, 2009. Cash interest accrues on the 11 1/4 Notes and is payable semi-annually, on each June 1 and December 1, beginning in year 2000. The accrued interest on the 11 1/4 Notes is presented in the balance sheet within the current liabilities.

         Payment of the first five interest coupons will be delivered from the funds set on escrow account and invested in US Treasury Bills and Deutsche Treasury Bills (see Note 13). The obligations of PTC International Finance II S.A. under the 11 1/4 Notes are fully and unconditionally guaranteed by the Company on a senior subordinated and unsecured basis pursuant to the Company's guarantee. The net proceeds from the 11 1/4 Notes are loaned to the Company.

         The 11 1/4 Notes are redeemable at the option of the holders or issuer at the following redemption conditions:

         Issuer Option (CALL)               Redemption, American Type

         Period 1                           1 December 2004 - 1 December 2009
         Redemption Amount                  In whole or in part
         Plus                               Accrued and unpaid interest to the
                                            date of redemption
         Period 2                           23 November 1999 - 1 December 2002
         Redemption Amount                  Any amount up to 35% of the
                                            outstanding principal amount, from
                                            the net proceeds of the issuance of
                                            ordinary shares of the Company in a
                                            public offering
         Plus                               Accrued and unpaid interest to the
                                            date of redemption

         Option of holders (PUT)            Right to require the issuer to
                                            purchase the holder's Notes

         Condition                          Occurrence of a change of control
         Purchase Amount                    All or any part
         Plus                               Accrued and unpaid interest to the
                                            purchase date

         Change of control events
         Rating Decline                     At least two Notches below or
                                            withdrawing and,
         50% Voting Power                   If any person or group  becomes  the
                                            beneficial  owner of 50% or more of
                                            the total  voting power except for
                                            Permitted Holders (basically
                                            existing shareholders or large and
                                            reliable telecommunication company)
         Consolidation                      Sale of substantially all the assets
                                            of the Company

         The 11 1/4 Notes are measured in the balance sheet at an amortized cost. They are traded publicly in the United States and their market value as of December 31, 2000 was 95% of the nominal value for the Euro part (Euro 285 million or PLN 1,098 million) and 94% of the nominal value for the USD part (USD 141 million or PLN 584 million). The carrying amounts as of December 31, 2000 were PLN 1,141 million and PLN 613 million for Euro and USD parts, respectively.

         On December 17, 1997 the Company signed a loan facility agreement with a consortium of banks organized by Citibank N.A. ("Loan facility"). The balance outstanding as of December 31, 2000 amounted to PLN 837 million which consisted of PLN 529 million (equivalent of DEM 269 million as of December 31, 2000), and DEM 156 million (equivalent of PLN 308 million as of December 31, 2000) borrowings. The Loan facility is measured in the balance sheet at nominal value plus accrued interest which approximates its fair value. The main terms of the agreement are as follows:

         Facility limit                         equivalent of DEM 622 million
         Interest                               LIBOR or WIBOR plus margin of
                                                0.95% p.a. stepping down to
                                                0.40% p.a.
         Commitment fee                         0.3%  (as of December 31, 2000)
         Collateral                             pledge of Company's assets,
                                                rights and shares
         Repayment date                         reduction in facility limit
                                                starting from December 17, 2000
                                                to December 17, 2005

         The fees for the Company's GSM 900, GSM 1800 and UMTS licenses are denominated in Euro and payable in installments. These deferred payments have been discounted at 6.78% (the GSM 900 license), at 9.52% (the GSM 1800 license) and at 12.06% for short-term and 12.11% for long-term installments (the UMTS license), which approximated the Company's borrowing rate for Euro as of the date of acquisition of the licenses. As at December 31, 2000 the fair values of the GSM 900 license and the GSM 1800 license amounted to PLN 210 million and PLN 114 million, respectively (as at that date carrying amounts amounted to PLN 213 million and PLN 117 million, respectively). The carrying amount of the UMTS license amounted to PLN 1,245 million and approximated the fair value.

         The balances payable on the licenses as of December 31, 2000 were:

                                                   EUR'000              EUR'000              PLN'000
         Maturity                                  nominal            discounted           discounted
         --------                                  -------            ----------           ----------

         Due in one year (see Note 19)              322,816              307,309           1,184,488
         Due in year two                             16,715               14,498              55,881
         Due in five years                           15,000                8,715              33,592
         Due in after five years                    375,000               77,969             300,525
                                                   -------------        -------------     -------------
                                                    729,531              408,491           1,574,486
                                                   ========             ========          ========



20.      Long-term interest-bearing liabilities (continued)

         The balances payable as of December 31, 1999 were:

                                                   EUR'000              EUR'000              PLN'000
         Maturity                                  nominal            discounted           discounted
         --------                                  -------            ----------           ----------

         Due in one year (see Note 19)               51,035               49,573             206,666
         Due in year two                             72,815               66,587             277,596
         Due in year three                           16,716               13,168              54,895
                                              -------------        -------------       -------------
                                                    140,566              129,328             539,157
                                                   ========             ========            ========

         In August 1999, the Company's operating shareholders i.e. Elektrim S.A., DeTeMobil Deutsche Telekom MobilNet GmbH ("DeTeMobil") and MediaOne International B.V. ("MediaOne"), extended USD 75 million (PLN 311 million as of December 31, 1999) in subordinated loans as follows ("Shareholder loan"): Elektrim S.A., equivalent of USD 40 million, DeTeMobil, USD 17.5 million; and MediaOne, USD 17.5 million. Each shareholder loan bears an interest rate of 12.5% compounded semi-annually on June 17 and December 17, however both principal amounts and accrued interest was due on June 19, 2006.

         On November 30, 2000, according to the Supervisory Board resolution, the Company settled the loan together with the accrued interest at the date. The amounts due to DeTeMobil Deutsche Telekom MobilNet GmbH and MediaOne International B.V. were transferred to the additional paid-in capital, contributed by these shareholders. The amount due to Elektrim S.A. was also effectively transferred to the additional paid-in capital through the Company's shareholders which are subsidiaries of Elektrim S.A (see Note 22).

21.      Provisions for liabilities and charges

                            At December 31,          At December 31,
                                2000                    1999


          Social fund        1,858                   1,220
                             ====                    ====

         The social fund is an employer's obligation based on a mandated calculation based on the number of employees and the monthly minimum wage in Poland. The amounts calculated under this formula must be used for the benefits of the employees.


22.      Capital

                                                                     At December 31,          At December 31,
                                                                           2000                    1999
                                                                           ----                    ----

             >
          Allotted, called-up and fully paid:
          471,000 ordinary shares of PLN 1,000 each                        471,000                 471,000

          Additional paid-in capital
                                                                           409,754                       -
                                                                      ------------            ------------
                                                                           880,754                 471,000
                                                                           =======                 =======

         According to the PTC Supervisory Board resolution dated November 30, 2000, the shareholders' equity was increased with the additional paid-in capital. The shareholders contributed the capital proportionally to their voting rights. The contributions were transferred from the Shareholder loan (see Note 20) and paid in cash in the amount of PLN 16,827.

23.      Related party transactions

         Elektrim S.A. and Elektrim Telekomunikacja Sp. z o.o.

         Elektrim S.A. was the 48 % shareholder of the Company until November 1999 when it transferred its holding in the Company to Elektrim Telekomunikacja Sp. z o.o. ("ET"). The Company purchased services from Elektrim S.A. amounting to PLN 1,990 during the year ended December 31, 2000, PLN 5,615 during the year ended December 31, 1999 and PLN 11,665 during the year ended December 31, 1998. The Company realized sales to Elektrim S.A. of PLN 839 during the year ended December 31, 2000, PLN 560 during the year ended December 31, 1999 and PLN 259 in 1998. Net payables outstanding were PLN 92 at December 31, 2000, PLN 925 at December 31, 1999 and PLN 915 at December 31, 1998. In year 2000 and 1999 there were no transaction with ET.

         DeTeMobil Deutsche Telekom MobilNet GmbH ("DeTeMobil")

         DeTeMobil is a 22.5 % shareholder of the Company. The Company purchased services from DeTeMobil amounting to PLN 22,246 during the year ended December 31, 2000, PLN 27,543 during the year ended December 31, 1999 and PLN 31,263 in 1998. The Company realized sales of PLN 19,670 during the year ended December 31, 2000, PLN 19,795 during the year ended December 31, 1999 and PLN 14,923 in 1998. Net payables outstanding were PLN 462 at December 31, 2000, PLN 5,082 at December 31, 1999 and PLN 4,269 at December 31, 1998.

         MediaOne International B.V.  ("MediaOne")

         MediaOne, currently controlled by DeTeMobil, is a 22.5 % shareholder of the Company. The Company purchased services from MediaOne amounting to PLN 7,834 during the year ended December 31, 2000, PLN 14,426 plus PLN 386 of interest during the year ended December 31, 1999 and PLN 14,382 in 1998. There were no balances outstanding at December 31, 2000 and December 31, 1999.

         Related party transactions were conducted primarily on market terms.

24.      Derivative financial instruments

         In year 2000 the Company concluded a set of transactions (foreign currency forwards and non-delivery forwards) to hedge some of the foreign currency liabilities that are scheduled to realize in the following years. During the year ended December 31, 2000 the Company realized PLN 22,011 of foreign exchange losses on closed transactions. The fair value of open transaction as of December 31, 2000 resulted in a loss of PLN 45,873.

         The  table  below  presents  the  information   related  to  the  above
         transactions:

          Principal value         Maturity date       Fair value     Fair value    Fair value   Fair value
          ---------------         -------------       ----------     -----------   -----------  ----------
             in currency                                               average         min          max

                                                  December 31, 2000   Year 2000     Year 2000    Year 2000

                                         Non-Delivery forward contract

        56,100 thousand EUR       April 2, 2001        (30,028)        (11,179)     (30,028)       6,480

                                               Forward contracts

        16,875 thousand EUR        June 1, 2001        (11,107)        (6,056)      (11,107)        (79)
         8,438 thousand USD        June 1, 2001        (4,738)         (1,115)       (4,738)        951
                                                     ------------    ------------
                                                       (45,873)        (18,350)
                                                       =======         =======

25.      Financial commitments

         a.       Finance leases (included in liabilities)

         On March 25, 1997 the Company entered into a finance lease agreement relating to its new headquarters building and underlying land. The headquarters lease obligation is denominated in USD and payable in PLN. The term of the lease is 15 years and the Company has a right to acquire the leased asset at the end of the lease. The Company recognized the initial value of leased assets and lease liabilities in its balance sheet at the present value of the minimum lease payments. The minimum lease payments have been discounted at 11.338% (first building leased in second half of 1998) and at 11.174% (second building leased in July 1999), which approximated the Company's borrowing rate for USD as of the date of acquisition of the leased assets. The finance lease liability is measured in the balance sheet at an amortized cost.

         The minimum lease payments under capital leases are as follows:

                                            At December 31, 2000

                                   Future Value       Interest      Discounted

         Due in
         one year                     30,577              1,732           28,845
         year two                     30,577              4,671           25,906
         year three                   30,577              7,306           23,271
         year four                    30,577              9,662           20,915
         year five                    30,577             11,768           18,809
         after year five             276,181            171,721          104,460
                                 -----------        -----------      -----------
                                     429,066            206,860          222,206
                                     =======            =======           ======

                                            At December 31, 1999

                                  Future Value        Interest      Discounted

         Due in
         one year                     29,807              1,727           28,080
         year two                     29,807              4,676           25,131
         year three                   29,807              7,315           22,492
         year four                    29,807              9,673           20,134
         year five                    29,807             11,782           18,025
         after year five             300,363            195,886          104,477
                                  ----------        -----------      -----------
                                     449,398            231,059          218,339
                                      ======             ======           ======

         a.       Finance leases (included in liabilities) (continued)

         The lease obligation's future amount, USD 103,559 thousand, consists of minimum monthly payments of USD 615 thousand and purchase option of USD 11,825 thousand. Annually, the Company`s lease liabilities are changed based on the U.S. consumer price index ("CPI"). In 2000, this resulted in an increase in minimum monthly payments by USD 16.2 thousand (PLN 67 thousand as of December 31, 2000) and USD 4.3 thousand in 1999 (PLN
         17.8 thousand as of December 31, 1999).

         b.       Operating leases (not included in liabilities)

         The minimum annual rentals payable on operating leases are as follows:

                                                                    At December 31,       At December 31,
                                                                         2000                  1999
                                                                         ----                  ----
         Operating leases maturity
         Due in one year                                                   9,218               17,475
         Due in two years                                                 13,399                9,010
         Due in three years                                               10,008               14,201
         Due in four years                                                 7,182                6,253
         Due in five years                                                 6,202                2,345
         Due after five years                                             95,185               31,896
                                                                    ------------         ------------
                                                                         141,194               81,180
                                                                         =======               =======

         Assets under operating leases include primarily network sites, office space, retail outlets and warehouses.


         c.       Capital equipment commitments (not included in liabilities)

                                                                    At December 31,       At December 31,
                                                                        2000                   1999
                                                                        ----                   ----

         Authorized and contracted                                       970,532              319,725
         Authorized and not contracted                                 1,487,877            1,495,522
                                                                  --------------         ------------
                                                                       2,458,409            1,815,247
                                                                        ========              =======

         Capital equipment commitments denominated in Deutschemarks amount to approximately DM 795 million at December 31, 2000 and DM 852 million at December 31, 1999.

26.      Dividend restriction

         The Company's statutory financial statements are prepared in accordance with Polish accounting regulations. Dividends may only be distributed from the net profit reported in the Polish annual statutory financial statements. As of December 31, 2000 there is PLN 44,252 available for distribution subject to the decision of the Shareholders' Meeting in 2001.

27.      Supplementary cash flow information

         Cash and cash equivalents consist of cash on hand, balances deposited with banks and short-term, highly liquid investments.

                                                                    At December 31,          At December 31,
                                                                          2000                     1999
                                                                          ----                     ----

        Balances deposited with banks:
             Current accounts                                              14,669                   29,422
             Term deposits with original maturity of less than
               90 days                                                     14,033                  654,305
             Treasury bills with original maturity of less than
               90 days                                                          -                  410,694
             Social fund cash                                                 602                      468
        Cash on hand                                                          161                      620
                                                                    -------------            -------------
                                                                           29,465                1,095,509
                                                                         ========                 ========

         At December 31, 2000 the Company revalued cash on hand and balances deposited with banks denominated in foreign currencies. The net result of the revaluation was PLN 411 of foreign exchange losses, which were reported under interest and other financial expenses. The social fund cash is restricted for the benefits of the employees as described in
         Note 4.e.


        Non-cash transactions                                       At December 31,          At December 31,
                                                                          2000                     1999
                                                                          ----                     ----

        UMTS license acquisition                                        1,279,147                        -
        Additional capital                                                392,927                        -
        GSM 1800 license acquisition                                            -                  389,923
        Assets acquired under finance lease                                     -                  119,963

28.      Employment

         Average headcount in the Company during the presented years was as follows:

                                               Year ended              Year ended              Year ended
                                              December 31,            December 31,            December 31,
                                                  2000                    1999                    1998
                                                  ----                    ----                    ----

             Average headcount                    2,865                   2,170                   1,439

29.      Estimation of the fair values

         The following table presents the carrying amounts and fair values of the Company's financial instruments outstanding at December 31, 2000 and 1999, in million PLN. The carrying amounts in the table are included in the balance sheet under the indicated captions. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                      31 December,                      31 December,
                                                          2000                              1999
                                                          ----                              ----

                                                Carrying      Fair value       Carrying amount   Fair value
                                                 amount

                                                      million PLN                       million PLN
         Financial Assets

         Cash and cash equivalents                    29              29              1,096          1,096
         Debtors                                     268             268                238            238
         Short-term investments                      192             191                198            198
         Financial assets                             97              97                302            299

         Financial Liabilities

         Current liabilities                       1,877           1,877                920            920
         Long-term interest-bearing                3,793           3,513              4,388          4,311
         liabilities

         Debtors, current liabilities The carrying amounts are a reasonable estimate of the fair values because of the short maturity of such instruments.

         Cash and cash equivalents, short-term investments, financial assets
         The carrying amounts of cash and cash equivalents approximate fair values. The fair value of publicly traded short-term investments and financial assets is based on quoted market values.

         Long-term interest-bearing liabilities
         The fair value of fixed rate long-term debt is estimated using the expected future payments discounted at market interest rates, except for the publicly traded liabilities, which are quoted at market values. The carrying amount of market-based floating rate long-term loans approximates their fair value.

         Forward foreign exchange contracts
         The carrying amounts of forward foreign exchange contracts are based on quoted market forward rates at the year-end balance sheet dates. Therefore, the carrying amounts approximate fair value.


30.      Supplementary Information to IAS Financial Statements

         A reconciliation of the Company's consolidated net profit / (loss) under PAS and IAS is summarized as follows:


                                                         Year ended         Year ended         Year ended
                                                        December 31,       December 31,       December 31,
                                                            2000               1999               1998
                                                           -----               -----              ----
         Comprehensive net profit / (loss)                    62,795          (138,203)             26,913
         under PAS

         Foreign translation difference                        (636)            (1,582)                 63

         IAS adjustment for GSM                                5,992              4,562              4,520
             licenses amortization

         IAS adjustment for GSM                             (26,591)           (22,602)           (24,151)
             licenses discount

         Unrealized foreign exchange differences              45,188             29,569              8,610
         Finance lease                                         (511)              1,113              2,104
         IAS assets adjustment                               (2,972)              (964)             11,732
         Development and start-up costs                        3,586              3,586              6,324
         Deferred tax benefit/(charge)                        10,800              2,018           (30,599)
                                                         -----------        -----------        -----------
         Comprehensive net profit/ (loss)
         under IAS                                            97,651          (122,503)              5,516
                                                             =======            =======            =======



30.      Supplementary Information to IAS Financial Statements (continued)

         A reconciliation of the Company's shareholders' equity under PAS and IAS is summarized as follows:

                                                                      Shareholders' equity at
                                                             At                 At                 At
                                                        December 31,       December 31,       December 31,
                                                            2000               1999               1998
                                                            ----               ----               ----

         Shareholders' equity under PAS                      623,371            151,681            289,758

         Foreign translation difference                      (1,429)            (1,652)                 56
         IAS adjustment for GSM                               21,613             15,621             11,059
             license amortization
         IAS adjustment for GSM
             licenses discount                              (79,775)           (53,184)           (30,582)
         Unrealized foreign exchange
             differences                                      85,043             39,855             10,286
         Finance lease                                         2,706              3,217              2,104
         IAS assets adjustment                                 7,796             10,768             11,732
         Development and start-up costs                      (2,296)            (5,882)            (9,468)
         Deferred tax benefit                                 18,182              7,382              5,364
                                                        ------------       ------------       ------------

         Shareholders' equity under IAS                      675,211            167,806            290,309
                                                             =======            =======            =======

         The above differences are caused by the following reasons:

         o Recognition of the long-term license liabilities at present value for IAS purposes, while they were recorded at undiscounted nominal value under Polish accounting regulations. This accounting results in higher interest expense under IAS, which is partially offset by lower amortization expense and foreign exchange losses,
         o        Unrealized  foreign  exchange  gains  recognized  as financial income for IAS purposes but deferred for PAS purposes,
         o        Difference in treatment of assets held under finance lease and other capital assets written off for PAS purposes,
         o Development and start-up costs expensed in IAS according to IAS 38 "Intangible Assets",
         o Adjustment to deferred tax on temporary differences in preceding adjustments.

31.      Differences between IAS and U.S. GAAP

         The  Company's   consolidated  financial  statements  are  prepared  in
         accordance with International Accounting Standards, which differ in certain aspects from U.S. GAAP.

         The effect of the principal differences between IAS and U.S. GAAP in relation to the Company's consolidated financial statements are presented below, with explanations of certain adjustments that affect total comprehensive net income/(loss).

         Reconciliation of consolidated net profit/(loss):

                                                         Year ended         Year ended         Year ended
                                                        December 31,       December 31,       December 31,
                                                            2000               1999               1998
                                                            ----               ----               ----

         Comprehensive net income / (loss)
         under IAS                                               97,651          (122,503)              5,516

         U.S. GAAP adjustments:

         (a)    Removal of foreign exchange
                differences capitalized for IAS                   4,176           (18,224)           (22,765)

         (b)    Depreciation and amortization of
                foreign exchange                                  9,188              6,392              3,931

         (c)    Inventory discounts policy                            -                  -            (3,548)

         (d)    Development and start-up cost                         -            (9,468)            (3,585)

         (e)      Revenue recognition (SAB 101)                  14,711                  -                  -

         (f)    Deferred tax on above                           (4,564)              2,938              1,291
                                                          -------------      -------------      -------------
         Net profit / (loss) under U.S. GAAP
                                                                121,162          (140,865)           (19,160)
                                                               ========           ========           ========

31.      Differences between IAS and U.S. GAAP (continued)


         Reconciliation of consolidated net assets:

                                                               At                 At                 At
                                                          December 31,       December 31,       December 31,
                                                              2000               1999               1998
                                                              ----               ----               ----

             Consolidated shareholders' equity
             under IAS                                            675,211            167,806            290,309
             U.S. GAAP adjustments:
             (a)      Removal of foreign
                     exchange differences                        (99,064)          (103,240)           (85,016)
                     capitalized for IAS
             (b)      Depreciation and  amortization
                     on above                                      22,965             13,777              7,385
             (c)      Inventory discounts policy                        -                  -                  -
             (d)      Development and start-up cost                     -                  -              9,468
             (e)      Revenue recognition (SAB 101)                14,711                  -                  -

             (f)      Deferred tax on above                       (4,564)                  -            (2,938)
                                                            -------------      -------------       ------------
             Consolidated shareholders' equity
             under U.S. GAAP                                      609,259             78,343            219,208
                                                                 ========           ========            =======

         (a)      Removal of foreign exchange differences capitalized for IAS

         In accordance with IAS 23 "Borrowing Costs", the Company capitalizes financing costs, including interest and foreign exchange gains or losses, into assets under construction.

         For tangible fixed assets under construction, the Company capitalizes interest and foreign exchange gains or losses incurred and directly attributable to the acquisition and construction of the qualifying assets that would have been avoided if the expenditure on the qualifying assets had not been made. The financing costs are capitalized only during the period of construction of the qualifying assets (see Note 16). As explained in Note 4.b., the Company capitalized financing costs attributable to the acquisition of its GSM 900, GSM 1800 and UMTS licenses, including interest on the related long-term obligation and foreign exchange losses because these licenses are integral parts of the network (see Note 17).

         Under Statement of Financial Accounting Standards 52 "Foreign Currency Translation", however, foreign exchange differences relating to financing obligations should be included in the statement of operations of the Company. Consequently, the amounts of foreign exchange differences capitalized in accordance with IAS 23 in the Company's financial statements are expensed under U.S. GAAP.

31.      Differences between IAS and  U.S. GAAP (continued)

         (b)      Depreciation and amortization

         The U.S. GAAP adjustments for depreciation and amortization shown above represent the amounts of depreciation and amortization charges relating to capitalized foreign exchanges differences in the Company's IAS financial statements. Since under U.S. GAAP these foreign exchange differences are not permitted to be capitalized and are instead expensed, the depreciation and amortization of these capitalized differences under IAS has been reversed.

         (d)      Development and start-up cost

         As explained in Note 5 for IAS purposes the Company has adopted IAS 38 "Intangible Assets" in 1999 giving its effect retrospectively. This has resulted in writing-off of development and start-up cost when they arose in 1996. For U.S. GAAP purposes the Company has written off in 1999 start-up costs following the issuance the SOP 98-5 in the United States.

         (e)      Revenue recognition (SAB 101)

         On December 3, 1999 the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 reflects basic principles of revenue
         recognition  in  existing  generally  accepted  accounting   principles
         (GAAP). A calendar year company is required to calculate the effect of adopting SAB 101 as of January 1, 2000 and make the cumulative entry on that date, and restate all quarterly information previously reported during 2000.

         Based on the above bulletin and further interpretations, the Company set up the criteria for recognition of multiple-element transactions and up-front non-refundable fees and their presentation in the financial statements.

         The multiple-element transactions with post-paid clients are classified as separable or non-separable contracts whereas the pre-paid services are treated as separable transactions. The initial revenue from a multiple-element arrangement that is non-separable (handset price and activation fee) is deferred over the average expected life of the customer. The direct cost of a product sold in this contract is also deferred in line with the revenue. The initial excess of cost over the revenue is immediately expensed.

         The revenue from separable multiple-element transactions and costs related to this transactions are recognized in the income statement as incurred, except for non-refundable up-front fees (activation fees) and direct costs related to these fees. These revenues and costs are deferred over the average expected life of the customer.

31.      Differences between IAS and  U.S. GAAP (continued)
         --------------------------------------------------

         The   accounting   treatment  of  revenues   and   relevant   cost  for
         multi-element arrangements is summarized in the following table:

         Multi-element contract (handset, activation and telecommunication service)

                     Separable                               Non-separable
         Accounting  Activation represents up-front          Handset,  activation  and  service  are
         treatment   non-refundable fee.                     treated as multi-element  contract that
                                                             is non-separable.

                     Handset is sold  separately  from the
                     rest of the multi-element contract

         Revenue     Activation  revenue is deferred over    Activation   and  handset   revenue  is
         recognition average expected life of the            deferred over average  expected life of
                     customer.                               the customer.

                     Handset revenue is recognised
                     immediately.

         Cost        Multiple Element Cost:                   Multiple Element Cost:
         recognition Cost  of  the   activation   card  is    Cost of activation  card  and  cost of
                     deferred  in  line  with   activation    handset equal to activation and
                     revenue.                                 handset revenue is deferred over
                                                              average expected life of the
                     Cost of sale                             customer. The excess of the costs
                     Cost  of the  handset  is  recognised    over revenues is immediately expensed.
                     immediately.


         Total sales price of handsets sold together with prepaid service cards is allocated on a pro-rata basis based on the fair value of the elements.


         (g)      Presentation of deferred taxation

         Under IAS, passing certain criteria, the Company may net deferred tax liabilities and assets and present a net balance in the balance sheet. Under U.S. GAAP current and non-current portions, by tax jurisdiction, of the above should be disclosed separately. As of December 31, 2000 deferred tax assets, as presented in Note 12, included PLN 51,883 of current portion (PLN 27,472 as at December 31, 1999) and deferred tax liability included PLN 17,695 of current portion (PLN 7,637 as at December 31, 1999).

31.      Differences between IAS and  U.S. GAAP (continued)
         --------------------------------------------------

         (h)      SFAS 133

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 . In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133 .

         Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A Company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid instruments. With respect to hybrid instruments, Company may elect to apply Statement 133, as amended, to (1) all hybrid instruments, (2) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998.

         The Company plans to adopt Statement 133 on January 1, 2001. The Company plans to apply Statement 133 to only those hybrid instruments that were issued, acquired, or substantively modified after December 31, 1998. The Company has not yet quantified all effects of adopting Statement 133 on its financial statements. However, the Statement could increase volatility in earnings and other comprehensive income or involve certain changes in Company's business practices.